Exhibit 99.1

Nektar Therapeutics Reports Third Quarter 2024 Financial Results

SAN FRANCISCO, November 7, 2024 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the third quarter ended September 30, 2024.

Cash and investments in marketable securities on September 30, 2024 were $249.0 million as compared to $329.4 million at December 31, 2023. Nektar’s cash and marketable securities are expected to support strategic development activities and operations into the fourth quarter of 2026.

“We made excellent progress this quarter advancing our I&I pipeline, including the ongoing Phase 2b studies of rezpegaldesleukin in atopic dermatitis and alopecia areata,” said Howard W. Robin, President and CEO of Nektar. “We see rapid enrollment in the 400-patient atopic dermatitis study for rezpegaldesleukin, and we remain on track for topline data in the first half of 2025. Our Phase 2 study in alopecia areata is also enrolling nicely with topline data expected in the second half of 2025.”

“Beyond rezpegaldesleukin, we are focused on advancing our earlier stage TNFR2 antibody and bispecific programs, NKTR-0165 and NKTR-0166, with at least one of these slated to enter the clinic next year,” continued Robin. “Next week, we are looking forward to presenting highly promising data at the 2024 ACR Convergence Meeting for our preclinical PEG-CSF program, NKTR-422. Finally, we recently published important data for our IL-15 agonist, NKTR-255, highlighting its potential as a validated mechanism in oncology.”

Summary of Financial Results

Revenue in the third quarter of 2024 was $24.1 million compared to the same $24.1 million in the third quarter of 2023. Revenue for the first nine months of 2024 was $69.3 million compared to $66.2 million in the first nine months of 2023.

Total operating costs and expenses in the third quarter of 2024 were $58.5 million compared to $69.0 million in the third quarter of 2023. Total operating costs and expenses in the first nine months of 2024 were $188.8 million compared to $296.4 million in the first nine months of 2023. Operating costs and expenses for the first nine months of 2024 decreased primarily due to decreases in restructuring, impairment and costs of terminated programs and a one-time $76.5 million non-cash goodwill impairment recognized in the first quarter of 2023.

R&D expense in the third quarter of 2024 was $35.0 million compared to $24.1 million for the third quarter of 2023. For the first nine months of 2024, R&D expense was $92.2 million compared to $84.2 million in the first nine months of 2023. R&D expense increased for both the third quarter and the first nine months of 2024 primarily due to increases in development expenses for rezpegaldesleukin and NKTR-0165, partially offset by decreases in employee and related facilities costs, as well as development expenses for NKTR-255.

G&A expense was $19.0 million in the third quarter of 2024 compared to $21.1 million in the third quarter of 2023. G&A expense was $59.6 million for the first nine months of 2024 compared to $60.1 million in the first nine months of 2023. G&A expense decreased for both the third quarter and the first nine months of 2024 primarily due to decreases in employee costs, partially offset by the reduction of facilities costs allocated to research and development expenses.

Non-cash restructuring and impairment charges were less than $0.1 million in the third quarter of 2024 and $14.3 million in the first nine months of 2024. These non-cash charges are related to the declining San Francisco commercial real estate market and real estate lease obligations held by Nektar.

Net loss for the third quarter of 2024 was $37.1 million or $0.18 basic and diluted loss per share compared to a net loss of $45.8 million or $0.24 basic and diluted loss per share in the third quarter of 2023. Net loss in the first nine months of 2024 was $126.2 million or $0.62 basic and diluted loss per share compared to a net loss of $234.0 million or $1.23 basic and diluted loss per share in the first nine months of 2023. Excluding the $14.3 million in non-cash restructuring and real estate impairment charges, net loss, on a non-GAAP basis, for the first nine months of 2024 was $111.9 million, or $0.55 basic and diluted loss per share.

Third Quarter 2024 and Recent Business Highlights

●	In September 2024, Nektar presented several posters for rezpegaldesleukin (REZPEG) at the 2024 European Academy of Dermatology and Venereology (EADV) Congress. In addition to two trial-in-progress posters, new proteomic analyses were also presented, which showed that rezpegaldesleukin increased the protein levels of immune-regulating pathways and reduced specific serum proteins known to be elevated in patients with atopic dermatitis.

●	In October 2024, Nektar and collaborators announced the publication of data from a Phase 1 trial evaluating NKTR-255 in combination with CD19/22 CAR-T cell therapy in patients with relapsed or refractory B-cell acute lymphoblastic leukemia (B-ALL) in Blood, an open-access journal of the American Society of Hematology. The data show that eight out of nine patients (89%) achieved complete remission, all without detectable measurable residual disease (MRD).

●	In October 2024, Nature Communications published results from Phase 1b studies of rezpegaldesleukin in two inflammatory skin diseases, demonstrating durable dose-dependent improvements in physician-assessed disease activity and patient-reported outcomes for both studies. Rezpegaldesleukin was evaluated in patients with moderate-to-severe atopic dermatitis (AD) (NCT04081350) or chronic plaque psoriasis (PsO) (NCT04119557). AD patients receiving high dose rezpegaldesleukin demonstrate an 83% improvement in EASI score after 12 weeks of treatment. EASI improvement of ≥ 75% (EASI-75) and vIGA-AD responses were maintained for 36 weeks after treatment discontinuation in 71% and 80% of week 12 responders, respectively. Results validate the role of IL-2-induced Treg proliferation and activation in the AD treatment paradigm, and support the advancement of rezpegaldesleukin in the Phase 2b study in AD.

●	In November, Nektar announced a definitive agreement with Ampersand Capital Partners to sell its commercial PEGylation manufacturing business in Huntsville, Alabama for $90 million in enterprise value, which is comprised of $70 million in cash and $20 million in equity ownership in the new portfolio company. The Huntsville-based facility will be spun out as a standalone Ampersand portfolio company and Ampersand has committed to invest additional growth equity capital into the new company. All of Nektar’s employees at the Huntsville facility will be offered employment at the new portfolio company, ensuring continuity in the high-quality manufacturing and PEGylation expertise that longstanding customers trust and rely on. Nektar and the new Ampersand portfolio company will also enter into manufacturing supply agreements to meet Nektar’s PEG reagent needs for rezpegaldesleukin and certain pipeline programs. The transaction will be subject to customary closing conditions and costs and is expected to close by December 2, 2024. Following the closing, Nektar will retain all rights to current and future royalty streams and milestones related to existing PEGylated product license agreements. Nektar will also be entitled to appoint a representative to the board of the new Ampersand portfolio company

●	Enrollment remains on track for the two Phase 2b studies of REZPEG, one in patients with moderate-to-severe atopic dermatitis and one in patients with severe to very severe alopecia areata. Nektar expects topline data from these studies in the first half and in the second half of 2025, respectively.

Nektar also announced presentations at the following medical meetings:

2024 Society for Immunotherapy of Cancer (SITC) Annual Meeting

Late-breaking Abstract (LBA) 1489: ” REStoring lymphoCytes Using NKTR-255 after chemoradiothErapy in solid tumors (RESCUE): Preplanned Interim Safety and Efficacy Analysis”, Lin, S.

Presentation Type: Poster
ePoster will be on display on the SITC 2024 virtual meeting platform on Thursday, November 7, 2024, at 9:00 a.m. CST

2024 American College of Rheumatology (ACR) Convergence

Abstract 1866120: “A Novel Therapeutically Active CSF-1R Agonist Promotes Tissue Macrophages Inflammation Resolution and Induces Tissue Repair Pathways”, Kivimae, S.
Presentation Type: Oral
Session: Abstracts: Cytokines & Cell Trafficking
Presentation Time: Monday, November 18 at 3:15 PM - 3:30 PM

2024 American Society of Hematology (ASH) Annual Meeting

Abstract 203576: “NKTR-255 Vs Placebo to Enhance Complete Responses and Durability Following CD19-Directed CAR-T Therapy in Patients with Relapsed/Refractory (R/R) Large B-cell Lymphoma (LBCL)”, Ahmed, S.
Presentation Type: Poster
Session: Cellular Immunotherapies: Early Phase Clinical Trials and Toxicities
Presentation Time: Saturday, December 7 at 5:30 PM - 7:30 PM

Conference Call to Discuss Third Quarter 2024 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time on November 7, 2024.

This press release and live audio-only webcast of the conference call can be accessed through a link that is posted on the Home Page and Investors section of the Nektar website: http://ir.nektar.com/. The web broadcast of the conference call will be available for replay through December 8, 2024.

To access the conference call, please pre-register at Nektar Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call.

About Nektar Therapeutics

Nektar Therapeutics is a clinical-stage biotechnology company focused on developing treatments that address the underlying immunological dysfunction in autoimmune and chronic inflammatory diseases. Nektar’s lead product candidate, rezpegaldesleukin (REZPEG, or NKTR-358), is a novel, first-in-class regulatory T cell stimulator being evaluated in two Phase 2b clinical trials, one in atopic dermatitis and one in alopecia areata. Our pipeline also includes a preclinical candidate NKTR-0165, which is a bivalent tumor necrosis factor receptor type II agonist antibody. Nektar, together with various partners, is also evaluating NKTR-255, an investigational IL-15 receptor agonist designed to boost the immune system’s natural ability to fight cancer, in several ongoing clinical trials. Nektar is headquartered in San Francisco, California. For further information, visit www.nektar.com and follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “will,” “expect,” “develop,” “potential,” “advance,” “anticipate,” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the therapeutic potential of, and future development plans for, rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422, and NKTR-255, and whether all the closing conditions of the announced definitive agreement will be met. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422, and NKTR-255 are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422, and NKTR-255 are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in future clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422, and NKTR-255 are in clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vi) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2024. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For Investors:

Vivian Wu of Nektar Therapeutics

628-895-0661

For Media:

Madelin Hawtin
LifeSci Communications
603-714-2638
mhawtin@lifescicomms.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2024	December 31, 2023 (1)
ASSETS
Current assets:
Cash and cash equivalents	$30,109	$35,277
Short-term investments	214,386	268,339
Accounts receivable	-	1,205
Inventory, net	-	16,101
Other current assets	8,933	9,779
Assets held for sales	33,053	-
Total current assets	286,481	330,701

Long-term investments	4,537	25,825
Property, plant and equipment, net	3,603	18,856
Operating lease right-of-use assets	8,826	18,007
Other assets	4,519	4,644
Total assets	$307,966	$398,033

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	8,577	9,848
Accrued expenses	32,377	22,162
Operating lease liabilities, current portion	21,504	19,259
Liabilities related to assets held for sale	5,125	-
Total current liabilities	67,583	51,269

Operating lease liabilities, less current portion	86,758	98,517
Liabilities related to the sales of future royalties, net	97,829	112,625
Other long-term liabilities	6,912	4,635
Total liabilities	259,082	267,046

Commitments and contingencies

Stockholders’ equity:
Preferred stock	-	-
Common stock	19	19
Capital in excess of par value	3,654,981	3,608,137
Treasury stock	(3,000)	-
Accumulated other comprehensive income (loss)	355	80
Accumulated deficit	(3,603,471)	(3,477,249)
Total stockholders’ equity	48,884	130,987
Total liabilities and stockholders’ equity	$307,966	$398,033

(1)	The consolidated balance sheet at December 31, 2023 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Revenue:
Product sales	$8,015	$5,822	$20,689	$15,198
Non-cash royalty revenue related to the sales of future royalties	15,731	18,167	48,029	50,860
License, collaboration and other revenue	378	155	534	179
Total revenue	24,124	24,144	69,252	66,237

Operating costs and expenses:
Cost of goods sold	4,435	12,431	22,709	26,485
Research and development	35,031	24,070	92,163	84,220
General and administrative	18,957	21,147	59,616	60,097
Restructuring, impairment and costs of terminated program	46	11,360	14,310	49,107
Impairment of goodwill	-	-	-	76,501
Total operating costs and expenses	58,469	69,008	188,798	296,410
Loss from operations	(34,345)	(44,864)	(119,546)	(230,173)

Non-operating income (expense):
Non-cash interest expense on liabilities related to the sales of future royalties	(6,020)	(5,910)	(17,959)	(18,467)
Interest income	3,437	5,211	11,558	14,392
Other income (expense), net	(120)	(335)	(255)	100
Total non-operating income (expense), net	(2,703)	(1,034)	(6,656)	(3,975)

Loss before provision for income taxes	(37,048)	(45,898)	(126,202)	(234,148)

Provision (benefit) for income taxes	9	(61)	20	(171)
Net loss	$(37,057)	$(45,837)	$(126,222)	$(233,977)

Basic and diluted net loss per share	$(0.18)	$(0.24)	$(0.62)	$(1.23)

Weighted average shares outstanding used in computing basic and diluted net loss per share	209,249	190,406	204,292	189,651